Exhibit 99.1

Valley Financial Corporation▲
                                                                                                                  ____________________________________________________________________________

FOR RELEASE 4:00 p.m. July 28, 2011

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS FINANCIAL RESULTS
FOR THE QUARTER ENDED JUNE 30, 2011

ROANOKE, VIRGINIA (July 28, 2011) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the second quarter of 2011 and reported net income of $1,216,000 and earnings per share of $0.21 for the quarter ended June 30, 2011.  The quarterly results represent an increase of $115,000 and $0.03 per share from the most recent quarter and a slight decrease of $39,000 and $0.01 per share from the quarter ended June 30, 2010.  Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $974,000 compared to $1,015,000 for the prior year’s second quarter.

Net income for the six-month period ended June 30, 2011 was $2,317,000 compared to net income of $2,103,000 for the same period last year, an increase of $214,000, or 10%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $1,833,000, or $0.39 per diluted common share, as compared to net income to common shareholders of $1,624,000 for the same period last year, an increase of 13%. Fully diluted earnings per common share were $0.39 for the six-month period ended June 30, 2011, an 11% increase over the $0.35 per common share for the same period last year.

Ellis L. Gutshall, President and CEO stated, “We are pleased to report continued earnings growth despite the stagnant economic environment.  Our capital position remains strong and improving, our net interest margin continues to expand, and our efforts to improve asset quality continue to display positive results as we were able to reduce our substandard assets by over $7.9 million from the linked quarter without materially impacting our profitability.”

Capital Levels Strong and Improving

Valley Financial Corporation’s capital levels improved from prior quarter and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 12.83% and 14.08%, respectively, at June 30, 2011, improved from the 12.51% and 13.77% reported at March 31, 2011.

Asset Quality

The Company’s ratio of non-performing assets as a percentage of total assets decreased 85 basis points to 4.12% as compared to 4.97% one year earlier.  However, in comparison to March 31, 2011, the ratio increased 35 basis points.  During the quarter, non-accrual loans decreased by $1.9 million, foreclosed assets increased by $0.7 million and loans that were past due greater than 90 days and still accruing increased by $2.1 million.  Additionally, troubled-debt restructurings increased $1.9 million.  The Company’s investment in impaired loans increased by $1.1 million, or 4%, to $29.0 million as compared to $27.9 million at March 31, 2011.  The increase in impaired loans is primarily attributable to one relationship that moved into the over 90 days past due category at quarter-end.

Net charge-offs as a percentage of average loans receivable was 0.17% for the second quarter of 2011, compared to 0.01% for the first quarter of 2011 and to 0.55% for the same quarter in the prior year.  Net charge-offs for the quarter ended June 30, 2011 were $897,000, in comparison to $67,000 for the first quarter of 2011 and $3,100,000 for the same quarter one year ago.

The Company recorded provision for potential loan losses of $697,000 for the second quarter of 2011, an increase of $1,032,000 as compared to the same period last year.  At June 30, 2011, the Company’s total reserves amounted to $10.3 million, of which $1.2 million are specific reserves on impaired loans and $9.1 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  The ratio of allowance for loan and lease losses as a percentage of total loans remained constant at 1.96% of total loans as compared to March 31, 2011.  During the second quarter of 2011, the Company’s specific reserves decreased by a total of $312,000, primarily as a result of the following:

•
The Company completed a troubled debt restructure on one of its impaired loans, resulting in charge-offs of $224,000 and new specific reserves of $107,000.  The newly restructured loans are carried as impaired.

•	The Company charged-off $500,000 on one commercial real estate development loan and set aside an additional $250,000 for potential future deterioration.
•	The Company added specific reserves on two smaller residential real estate loans, totaling $64,000 and reversed $9,000 in specific reserves due to principal payments made.

Total reserves represented 103% of the non-accrual loan balances as of June 30, 2011, increased from the 89% coverage of non-accrual loans as of March 31, 2011, and increased significantly from the 65% reported in the same period last year.

Strong Balance Sheet and Deposit Growth

At June 30, 2011, the Company’s total assets were $797.8 million, total deposits were $654.5 million, total loans stood at $515.2 million and total shareholders' equity was $58.3 million. Compared with June 30, 2010, the Company experienced increases of $35.4 million or 5% in total assets and $45.2 million or 7% in total deposits, while total loans decreased $15.5 million or 3%.   Average loans for the second quarter of 2011 were $528.8 million, down 1% or $7.7 million as compared to the first quarter of 2011 while average securities were $177.2 million, up $20.1 million, or 13%, as compared to the first quarter of 2011.  Average deposits were $654.0 million, up $29.4 million or 5% as compared to the $624.6 million for the first quarter of 2011.

Net Interest Income Improves

The Company’s net interest income was $6.3 million for the three months ended June 30, 2011, an increase of $1,086,000 or 21% compared to same period last year.  The Company’s net interest margin was 3.40% for the three months ended June 30, 2011, up 44 basis points compared to the 2.96% reported for the same period last year and up 7 basis points compared to the 3.33% reported for the linked quarter. The increase in net interest income and net interest margin is primarily attributable to the reduction in funding costs. The Company’s average cost of funds during the second quarter of 2011 was 1.16%, down 65 basis points (bps) from the 1.81% reported in the same period last year and down 16 bps from the 1.32% reported for the first quarter of 2011.  At the same time, the yield on earning assets has declined to 4.53% during the second quarter of 2011, a decrease of 18 basis points from the 4.71% in the same period last year and a decrease of 10 basis points from the 4.63% reported for the linked quarter.  The yield decline is largely the result of the decline in loans and increase in investments.  The investment portfolio comprised 23.5% of total average earning assets for the second quarter of 2011 as compared to 20.3% for the linked quarter and  14.5% for the same period last year.

CEO Gutshall stated, “The results of our aggressive cost of funds reduction strategy continue to pay off in net interest income and margin expansion.  Throughout implementation of this strategy, we have been successful in maintaining and increasing our core deposit relationships which is reflected in the 7% total deposit growth year over year.  We will continue to explore further reductions in our cost of funds, but also recognize that continued margin expansion at these levels may be difficult in this current economic environment.”

Core Noninterest Income Improves

Noninterest income increased $515,000 for the three-month period ended June 30, 2011, or 78%, compared to the same period last year, from $659,000 to $1,174,000.  Absent the gains taken on the sale of securities, core noninterest income improved $53,000.  Specific items to note are as follows:

•	Service charge revenue increased by $23,000, or 7%; and
•	Brokerage fee income increased $17,000, or 22%.
•	We also experienced slight increases in mortgage fee income (8%) and income earned on bank owned life insurance (7%).

Operating Costs Increase

Non-interest expense for the second quarter of 2011 totaled $5.0 million, up $663,000 or 15% as compared to the quarter ended June 30, 2010. The Company’s efficiency ratio for the second quarter of 2011 was 65.86%, as compared to 72.49% for the same period last year.  Specific items to note are as follows:

•	Net foreclosed asset expense increased by $314,000 due to the $340,000 in write-downs on foreclosed assets compared to $27,000 in similar charges in the same period last year.
•	Legal fees increased $188,000 due to increased litigation costs; and
•	Compensation expense increased $129,000 due to merit, equity, and promotional increases that went into effect January 1, 2011 as well as additional pension costs and increased health insurance costs.

Regarding noninterest expense, Gutshall stated “We are quite pleased with the improvement in our efficiency ratio for the second quarter of 2011 which is the result of our expanded net interest margin and our continued focus on cost control.  While we have experienced increases in the expense categories noted above, most every other category has decreased in expense in comparison to the prior year.  Additionally, in comparison to the linked quarter, noninterest expenses actually declined by $447,000 due to the increased FDIC insurance premium adjustment that was booked in the first quarter of this year.  We anticipate our noninterest expenses to stabilize for the remaining part of 2011.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 6/30/11
Net interest income, non tax-equivalent	$6,285

Less: tax-exempt interest income	(153)
Add: tax-equivalent of tax-exempt interest income	232

Net interest income, tax-equivalent	$6,364

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	6/30/11	6/30/10
Assets
Cash and due from banks	$5,107	$6,794
Interest-bearing deposits in banks	42,203	65,452
Investment securities:
Securities available-for-sale	154,708	88,957
Securities held-to-maturity	26,586	10,969
Restricted equity securities	5,323	6,172
Total investment securities	186,617	106,098
Loans	525,506	541,488
Less: allowance for loan losses	(10,300)	(10,811)
Net loans	515,206	530,677

Foreclosed assets, net	16,531	19,243
Premises and equipment, net	7,579	7,537
Bank owned life insurance	14,763	13,199
Accrued interest receivable	2,555	2,515
Other assets	7,277	10,893
Total assets	$797,838	$762,408

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$18,648	$21,740
Interest-bearing deposits	635,894	587,561
Total deposits	654,542	609,301

Securities sold under agreements to repurchase	16,423	15,364
FHLB borrowings	48,000	63,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	4,101	3,825
Total liabilities	85,020	98,685

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at June 30, 2011 and 2010, respectively	15,576	15,415
Common stock, no par value; 10,000,000 shares authorized; 4,697,256 and 4,680,251 shares issued and outstanding at June 30, 2011 and June 30, 2010, respectively	23,692	23,464
Retained earnings	18,247	14,501
Accumulated other comprehensive income	761	1,042
Total shareholders’ equity	58,276	54,422
Total liabilities and shareholders’ equity	$797,838	$762,408

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	6 Months Ended		3 Months Ended
	6/30/11	6/30/10	6/30/11	6/30/10
Interest Income:
Interest and fees on loans	$14,047	$14,674	$6,996	$7,343
Interest on securities–taxable	2,252	1,520	1,239	804
Interest on securities-nontaxable	313	253	153	132
Interest on deposits in banks	45	45	26	26
Total interest income	16,657	16,492	8,414	8,305
Interest Expense:
Interest on deposits	3,474	4,779	1,680	2,351
Interest on short-term borrowings	45	512	12	254
Interest on long-term borrowings	729	822	333	399
Interest on junior subordinated debentures	187	181	94	92
Interest on federal funds purchased and securities sold
under agreements to repurchase	21	21	10	10
Total interest expense	4,456	6,315	2,129	3,106
Net interest income	12,201	10,177	6,285	5,199
Provision for loan losses	261	(127)	697	(335)
Net interest income after provision for loan losses	11,940	10,304	5,588	5,534

Noninterest Income:
Service charges on deposit accounts	689	642	358	335
Income earned on bank owned life insurance	288	270	145	136
Mortgage fee income	108	54	41	38
Brokerage fee income, net	151	138	96	79
Realized gain on sale of securities	476	-	462	-
Other income	103	91	72	71
Total noninterest income	1,815	1,195	1,174	659
Noninterest Expense:
Compensation expense	4,528	4,037	2,181	2,052
Occupancy and equipment expense	800	795	407	398
Data processing expense	530	557	257	276
Advertising and marketing expense	183	201	104	84
Insurance	1,579	872	532	510
Audit fees	120	127	59	64
Legal	544	141	241	53
Franchise tax expense	248	247	124	124
Deposit expense	226	197	122	105
Loan expenses	86	155	33	77
Computer software expense	174	191	85	94
Consulting fees	186	209	89	111
Foreclosed asset expenses, net	615	180	416	102
Other expense	653	626	364	301
Total noninterest expense	10,472	8,535	5,014	4,351
Income/(loss) before income taxes	3,283	2,964	1,748	1,842
Income tax expense	966	861	532	587
Net income/(loss)	$2,317	$2,103	$1,216	$1,255

Preferred stock dividend and accretion of preferred stock discount	484	479	242	240
Net income/(loss) available to common shareholders	$1,833	$1,624	$974	$1,015

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	3 Months Ended		6 Months Ended
	6/30/11	6/30/10	6/30/11	6/30/10

PER COMMON SHARE
Earnings per share – basic	$0.21	$0.22	$0.39	$0.35
Earnings per share – diluted	$0.21	$0.22	$0.39	$0.35
Book value			$8.93	$8.11

FINANCIAL RATIOS
Return on average assets	0.61%	0.68%	0.60%	0.58%
Return on average shareholders’ equity	8.50%	9.48%	8.24%	8.05%
Net interest margin (FTE)	3.40%	2.96%	3.37%	2.96%
Efficiency - Consolidated	65.86%	72.49%	73.10%	73.36%
Efficiency – Bank only	63.58%	70.17%	70.56%	71.09%
Net charge-off to average loans	0.17%	0.55%	0.18%	0.65%
Total risk based capital – Consolidated			14.08%	13.33%
Total risk based capital – Bank only			13.03%	12.27%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$11,003	$14,630
Provision for loan losses			261	(127)
Charge-offs			(1,028)	(3,724)
Recoveries			64	32
Ending balance			$10,300	$10,811

ASSET QUALITY RATIOS
Nonperforming assets to total assets			4.12%	4.97%
Allowance for loan losses to total loans			1.96%	2.00%
Allowance for loan losses to nonaccrual loans			103.4%	64.9%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due			$4,219	$1,394
Nonaccrual			9,959	16,662
Troubled Debt Restructuring			2,129	628
OREO/Repos			16,531	19,243
Total nonperforming assets			$32,838	$37,927